GALLAGHER, BRIODY & BUTLER
COUNSELLORS AT LAW
Exhibit 5.0
PRINCETON FORRESTAL VILLAGE
155 VILLAGE BOULEVARD
2ND FLOOR
PRINCETON, NEW JERSEY 08540
_________

(609) 452-6000
Fax: (609) 452-0090

February 16, 2007

Dave Warkentin
President and Chief Executive Officer
SmarTire Systems Inc.
Suite 150 - 13151 Vanier Place
Richmond, British Columbia
Canada V6V 2J1

Re: Registration Statement on Form SB-2 (the “Registration Statement”) 150,000,000 shares of Common Stock, no par value

Ladies and Gentlemen:

We are writing as your counsel in connection with the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 150,000,000 shares (the “Offering Shares”) of Common Stock, no par value, of SmarTire Systems Inc., a British Columbia corporation (the “Company”). A Registration Statement on Form SB-2 under the Securities Act covering these securities, is being filed herewith with the SEC (the “Registration Statement”).

In connection herewith, we have examined the Articles of Incorporation of the Company and all amendments thereto (together, the “Articles of Incorporation”), the Bylaws of the Company, as amended, the Company’s corporate minute books and such other records together with the applicable certificates of public officials and other documents, including certificates of officers of the Company, that we have deemed relevant to this opinion. We have also examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Articles of Incorporation and Bylaws of the Company, as amended, proceedings of the Board of Directors of the Company, and other such corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

In rendering the foregoing opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photocopied copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company.

Insofar as our opinion pertains to matters of the laws of British Columbia or the Yukon Territory, we are relying upon opinions of legal counsel from such jurisdictions.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Offering Shares as described in the Registration Statement has been validly authorized and, upon issuance of the Offering Shares as described in the Registration Statement, the Offering Shares will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the laws of British Columbia and the Yukon Territory.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement, as required by Rule 436 promulgated under the Securities Act. We also consent to the inclusion in the Registration Statement of our foregoing opinion.

Very truly yours,

/s/Gallagher, Briody & Butler

Gallagher, Briody & Butler